August 8, 2005

RE: CONTRACT FOR EDGAR SERVICES

Astris Energi
Attention: Anthony Durkaz

I would like to take this opportunity to introduce you to a package program of EDGAR services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I. <u>Consulting Services</u>

Vintage Filings hereby agrees to provided the following consulting and advisory services to your Company: review your Company's filing requirements of Sarbanes Oxley, determine a cost effective plan to edgarize the filings you are likely to require over the next 24 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can train the Company how to file Section 16

reporting requirements (Forms 3, 4 and 5) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3, 4, 5, 13Gs, 13Ds, S-8, 20-F, F-3 and 6K, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing your expected costs we have taken into account the typical costs associated with

- text and tabular pages
- amended proofs and changed pages / expedited fees
- test filing and real time live filing fees
- all email distributions of PDF EDGAR proofs
- all facsimile transmissions of EDGAR proofs
- all 12b25 and NT-10K extension forms
- SEC filing of a Form ID

II. <u>Fees</u>

As part of this Agreement, we agree to provide the above-described, unlimited, edgarizing services for the Company's SEC filings for 24 months. In return for these services, you hereby agree to issue, to our below named individuals, shares of the Company's Common Stock in the following amounts:

- 250,000 shares to be registered in the name of
  Shai Z. Stern –
  43 Maple Avenue
  Cedarhurst, NY 11516

- 250,000 shares to be registered in the name of
  Seth Farbman -
  301 Eastwood Road
  Woodmere, NY 11598

All of such shares shall be RESTRICTED with piggy back registration rights.

We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 730-4302 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 212 730 4306. We look forward to beginning of a mutually beneficial relationship.

Best wishes,

/s/ Seth A. Farbman

Seth A. Farbman, Esq.
Co-Chairman and President

AGREED:

COMPANY:

By: /s/ Jiri K. Nor